Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Oppenheimer Senior Floating Rate Plus Fund:

We consent to the use in this Registration Statement of Oppenheimer Senior Floating Rate Plus Fund, of our report dated July 17, 2013, included in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
July 17, 2013